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                                                                     EXHIBIT 5.1

                      [LINDOW & TREAT, L.L.P. LETTERHEAD]


                                 April 17, 2001



Venus Exploration, Inc.
1250 N.E. Loop 410, Suite 1000
San Antonio, Texas 78209


Gentlemen:

         We have acted as special counsel to Venus Exploration Inc., a Delaware corporation (the "Company"), in connection with the preparation of the Registration Statement on Form S-8 (the "Registration Statement") filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the registration of 500,000 shares of Common Stock, par value $0.01 per share (the "Common Stock"), of the Company that may be issued pursuant to the 1997 Incentive Plan of Venus Exploration, Inc., as amended (the "Plan"). The law covered by the opinions expressed herein is limited to the federal law of the United States and the General Corporation Law of the State of Delaware.

         In connection therewith, we have examined (i) the Certificate of Incorporation and the Bylaws of the Company; (ii) minutes and records of the corporate proceedings of the Company with respect to the adoption of the Plan and the granting of awards thereunder; and (iii) such other documents as we have deemed necessary for the expression of the opinion contained herein.

         In making the foregoing examination, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as certified or photostatic copies. Furthermore, we have assumed that the exercise prices of all stock options that may be granted under the Plan will equal or exceed the par value per share of the Common Stock. As to questions of fact material to this opinion, where such facts have not been independently established, and as to the content and form of the Certificate of Incorporation, Bylaws, minutes, records, resolutions and other documents or writings of the Company, we have relied, to the extent we deem reasonably appropriate, upon representations or certificates of officers or directors of the Company and upon documents, records and instruments furnished to us by the Company, without independent check or verification of their accuracy.

         Based upon the foregoing, and having due regard for such legal consideration as we deem relevant, we are of the opinion that the 500,000 shares of Common Stock covered by the Registration Statement that may be issued from time to time in accordance with the terms of the Plan have been duly authorized for issuance by the Company and, when so issued in accordance with the terms and conditions of the Plan and any related option or other applicable agreements, will be validly issued, fully paid and nonassessable.

         We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement and to the reference to our firm under the caption, "Item 5. Interests of Named Experts and Counsel" in the Registration Statement.


                                              Sincerely yours,

                                              LINDOW & TREAT, LLP